UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):  October 30, 2008


                            FIRST BANCSHARES, INC.
                            ----------------------
            (Exact name of registrant as specified in its charter)


       Missouri                    000-22842                43-1654695
----------------------------  --------------------     --------------------
(State or other jurisdiction     (Commission            (I.R.S. Employer
of incorporation)                File Number)          Identification No.)

  142 East First Street, Mountain Grove, Missouri              65711
--------------------------------------------------     --------------------
      (Address of principal executive offices)               (Zip Code)


       Registrant's telephone number, including area code:  (417) 926-5151

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 2.02 Results of Operations and Financial Condition

On October 30, 2008, First Bancshares, Inc. issued a news release announcing earnings for the quarter September 30, 2008. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein, by reference.


Item 9.01  Financial Statements and Exhibits

     (d)  Exhibits

          99.1   Press Release of First Bancshares, Inc. October 30, 2008.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      FIRST BANCSHARES, INC.



Date:  October 30, 2008               /s/Ronald J. Walters
                                      ----------------------------------
                                      Ronald J. Walters
                                      Senior Vice President and
                                       Chief Financial Officer
                                     (Principal Financial and Accounting
                                       Officer)




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                                   EXHIBIT 99.1

      FIRST BANCSHARES, INC. ANNOUNCES FIRST QUARTER FISCAL 2009 RESULTS

Mountain Grove, Missouri (October 30, 2008) - First Bancshares, Inc. ("Company") (NASDAQ - FstBksh : FBSI), the holding company for First Home Savings Bank ("Bank"), today announced earnings for the first quarter of its fiscal year ending June 30, 2009.

For the quarter ended September 30, 2008, the Company had net income of $245,000, or $0.16 per share diluted, compared to net income of $225,000, or
$0.15 per share   diluted for the comparable period in 2007.  The increase in net income for the quarter ended September 30, 2008 when compared to the prior year is attributable to an increase in net interest income, which was offset by an increase in the provision for loan losses, a decrease in non-interest income, and increases in non-interest expense and income taxes.

Net interest income increased by $237,000 during the quarter ended September 30, 2008 compared to the prior year. This was the result of a decrease of $565,000, or 27.3%, in interest expense from $2.1 million in the fiscal 2008 first quarter to $1.5 million in the fiscal 2009 first quarter. This was offset by a decrease of $328,000, or 8.8%, in interest income from $3.7 million in the first quarter of fiscal 2008 to $3.4 million in the comparable quarter of fiscal 2009. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 4.04% in the 2007 period to 2.92% in the 2008 period, which was partially offset by an increase in the average balance of interest-bearing liabilities of $1.3 million from $203.6 million in 2007 to $204.9 in 2008. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 6.69% in the 2007 period to 6.02% in the 2008 period, which was partially offset by an increase of $3.2 million in the average balances of interest-earning assets from $222.0 million in 2007 to $225.2 million in 2008. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved over the past year.

There was an increase in the provision for loan losses of $141,000 from $8,000 during the quarter end September 30, 2007 quarter to $149,000 during the comparable quarter in 2008. A review of the delinquent loans, non-performing loans and classified loans resulted in a larger provision for loan losses during the quarter ended September 30, 2008 than was the case based on the similar review done for the quarter ended September 30, 2007.

There was a decrease of $27,000 in non-interest income during the quarter ended September 30, 2008 compared to the prior year. This was the result of a decrease in of $48,000 in gain on the sale of loans and a change in net gain on the sale of property and equipment and real estate owned from a gain of $37,000 during the 2007 quarter to a loss of $2,000 during the 2008 quarter. These decreases were partially offset by an increase of $54,000 in service charges and other fee income and $4,000 in other income. The decrease in profit on the sale of loans is due to the reduced volume of lending activity in first quarter of fiscal 2009 compared to the prior year.

Non-interest expense increased by $25,000 during the quarter ended September 30, 2008 compared to the same quarter one year earlier. There was an increase in occupancy and equipment expense, due primarily to an ongoing effort to improve the appearance and functionality of the Company's home office and branch offices. While most of the expenditures related to this effort have been capital expenditures, a lesser portion has fallen under the category of repairs and maintenance. Compensation and employee benefits, professional fees, and other expenses decreased slightly during the 2008 quarter compared to the 2007 quarter. The increase in income taxes was due primarily to the increase in pre-tax income.

Total consolidated assets at September 30, 2008 were $244.0 million, compared to $249.2 million at June 30, 2008, representing a decrease of $5.3 million, or 2.1%. Stockholders' equity at September 30, 2008 was $27.3 million, or 11.2% of assets, compared with $27.1 million, or 10.9% of assets, at June 30, 2008. Book value per common share increased to $17.61 at September 30, 2008 from $17.47 at June 30, 2008. The increase in equity was primarily attributable to net income of $245,000 for the quarter and an increase of $101,000, net of taxes, in the market value of available-for-sale securities, which were partially offset by the payment of a cash dividend on common stock totaling $155,000.

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Net loans receivable decreased $8.7 million, or 5.2%, to $158.3 million at
September 30, 2008 from $167.0 million at June 30, 2008. The decrease in net loans receivable was due to a general decrease in the demand for loans resulting from more challenging economic conditions both nationally and in the Bank's primary market area.. Customer deposits decreased $5.3 million, or 2.7%, to $189.3 million at September 30, 2008 from $194.6 million at June 30, 2008.

Non-performing assets increased during the first fiscal quarter of fiscal 2009 by $1.5 million. There were increases of $542,000 in non-accrual loans, $734,000 in loans delinquent 90 days or more and still accruing and $222,000 in real estate owned. While the increase in non-performing assets during the quarter was significant, management believes that there was no single item or group of items the resolution of which will result in material loss to the Company. Based on its analysis of delinquent loans, non-performing loans and classified loans, management believes that the Company's allowance for loan losses of $2.9 million at September 30, 2008 is adequate to absorb known and inherent risks in the loan portfolio at that date.

The Bank continues to operate under a Memorandum of Understanding ("MOU") with the Office of Thrift Supervision (the "OTS"). All items required by the MOU have been completed, and the Bank has prepared and filed reports with the OTS comparing actual operating results and financial position to the budgeted operating results and financial condition included in the business plan it submitted to the OTS each month since October 2007.

The Company announced a stock repurchase plan for up to 50,000 shares of common stock on June 27, 2008. The plan is scheduled to end as of December 31, 2008. As a result of the general turmoil in the markets and the economy in general no purchases having been made under this plan.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri, and a loan origination office in Springfield, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral "forward-looking statements," including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company's beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, technology, and our employees. The following factors, among others, could cause the Company's financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services' laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company's business and prospects is contained in the Company's periodic filing with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact: Ronald J. Walters, Senior Vice President, Treasurer and Chief Financial Officer - (417) 926-5151

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                      First Bancshares, Inc. and Subsidiaries
                              Financial Highlights
                     (In thousands, except per share amounts)


                                                          Quarter
                                                    Ended September 30,
                                              --------------------------------
Operating Data:                                     2008              2007
                                              ----------------   -------------
Total interest income                         $        3,417     $       3,745
Total interest expense                                 1,507             2,172
                                              ----------------   -------------
Net interest income                                    1,910             1,673
Provision for loan losses                                149                 8
                                              ----------------   -------------

Net interest income after provision
 for loan losses                                       1,761             1,665
Non-interest income                                      757               785
Non-interest expense                                   2,157             2,132
                                              ----------------   -------------
Income  before income tax                                361               318
Income tax expense                                       116                93
                                           ----------------   -------------
 Net income                                   $          245     $         225
                                              ================   =============

 Net income per share-basic                   $         0.16     $        0.15
                                              ================   =============
 Net income per share-diluted                 $         0.16     $        0.15
                                              ================   =============

                                                     At                At
                                                 September 30,      June 30,
Financial Condition Data:                           2008              2008
                                              ----------------   -------------

Total assets                                  $        243,950   $     249,232
Loans receivable, net                                  158,329         167,035
Non-performing assets                                    5,376           3,879
Cash and cash equivalents, including
 interest-bearing deposits                              16,492          17,010
Investment securities                                   49,276          45,572
Customer deposits                                      189,339         194,593
Borrowed funds                                          26,373          26,648
Stockholders' equity                                    27,304          27,100
Book value per share                          $          17.61   $       17.47




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